VYSTAR CORPORATION

August 15, 2008

Mr. Michael Queen
Universal Capital Management, Inc.
2601 Annand Drive
Wilmington, DE 19808

Re:	Agreement regarding Issuance of 600,000 Shares of Vystar Corporation (“Vystar) Common Stock to Universal Capital Management, Inc. (“UCM”)

Dear Mike:

This letter will memorialize the agreement between Vystar and UCM with respect to certain services to be rendered by UCM to Vystar in connection with the proposed registration of the distribution of 600,000 shares of Vystar Common Stock described below to the UCM stockholders. In consideration of the services described below, on or about the effective date of a Vystar registration statement on Form S-1 which is contemplated to be filed later this year, Vystar shall issue to UCM 600,000 shares of its common stock as compensation for such services and, in accordance with the contemplated description in the Registration Statement, UCM shall distribute such shares to its stockholders on a record date to be determined. The services include the following:

1.	Assistance in preparation of the S-1 Registration Statement and accompanying documents;

2.	Assistance in locating appropriate market makers with respect to Vystar’s contemplated listing of its shares for sale on the OTC Bulletin Board;

3.	Assistance with Vystar’s contemplated application with FINRA with respect to such OTC Bulletin Board listing; and

4.	Assistance with the contemplated arrangements with a stock transfer agent with respect to the Vystar common stock following effectiveness of such registration statement.

Notwithstanding the foregoing, these shares will only be issued to UCM in the event that such registration statement is declared effective by the Securities and Exchange Commission.

If the foregoing is acceptable, please so indicate in the space provided below.

Vystar Corporation

Date:	By:	/s/
William R. Doyle

Agreed to as of this 15th day of August, 2008:

Universal Capital Management, Inc.

By:	/s/
Michael Queen